Exhibit (a)(5)
FORM OF ELECTION CONFIRMATION STATEMENT (ACCEPT TENDER)
Insight Election Confirmation Statement
Date [     ]/[     ]/2007 [          ] EST
Dear [          ]
Your Election has been recorded as follows:

Number of
Shares
		Original	Subject to			Amend
		Price	Tender		Cash Amount	Entire
Grant	Option	Per	Offer (“Eligible	New Exercise	Payable in	Eligible
Date	Number	Share	Options”)	Price	January 2008	Portion?
Thank you. We strongly encourage you to print this page and keep it for your records.
Your Eligible Options will be amended on December 21, 2007 (unless Insight extends the Offer to Amend). Please be aware that your account with E*Trade may take one to two business days to reflect the amendment to your options.